EXHIBIT 99.1

• Press Release

For immediate release

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION ANNOUNCES RANDY FOUTCH’S APPOINTMENT TO BOARD OF DIRECTORS

DENVER – (PR Newswire) – July 10, 2006 – Bill Barrett Corporation (NYSE: BBG) today announced that the Board of Directors has appointed Randy Foutch as an independent director effective July 7, 2006. Mr. Foutch will serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Board.

Randy A. Foutch, 54, is an experienced oil and gas executive with extensive geologic and engineering experience. Mr. Foutch founded Latigo Petroleum, Inc. in 2002 and served as its President and Chief Executive Officer until its sale to Pogo Producing Company in May 2006. Previously, Mr. Foutch founded Lariat Petroleum, Inc. in 1996 and served as President until January 2001 when it was sold to Newfield Exploration, Inc., where he then served as Vice President of Newfield Exploration Inc. Prior to founding Colt Resources in 1991, Mr. Foutch was Rocky Mountain Regional Manager for Anschutz Company and Vice President of Exploration for Dyco Petroleum. Mr. Foutch also serves on several nonprofit and industry boards.

Fred Barrett, Chairman of the Board, Chief Executive Officer, and President, commented, “We are pleased to bring somebody with Randy’s exploration experience onto the Board. His operational expertise and strategic insight related to maturing companies will be invaluable. We look forward to working with him as we grow the Company.”

Forward-Looking Statements

This press release is forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC, including Form 10-K dated December 31, 2005.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.